NEWS

Charter Announces Second Quarter 2013 Results
Strategic Initiatives Deliver Higher Customer and Revenue Growth

Stamford, Connecticut - August 6, 2013 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2013.

Key highlights:

•
Customer trends improved across all residential and commercial PSU categories during the second quarter of 2013 compared to the prior-year period. Total residential customer relationships grew by 5,000 during the quarter, versus a loss of 17,000 during the second quarter of 2012. Residential PSUs increased by 38,000 during the period, versus a loss of 31,000 in the year-ago quarter.

•	Second quarter revenues of $1,972 million grew 4.7% as compared to the prior-year period, led by growth in video services revenue and Internet and commercial customers.

•	Second quarter residential revenues grew 4.3% compared to the second quarter of 2012, when residential revenues grew by 2.6% on a pro forma basis[1], and 3.1% on an actual basis.

•	Commercial revenues grew 20.6% in the second quarter versus the prior-year period, primarily driven by continued growth in small and medium businesses.

•
Second quarter Adjusted EBITDA[2] declined by 0.1% year-over-year to $692 million, reflecting changes in operating practices to deliver higher value products and improved service. Second quarter net loss totaled $96 million compared to $83 million in the comparable prior-year period, with the increase primarily driven by higher charges for extinguishment of debt.

•	Free cash flow[2] for the quarter was $75 million and net cash flows from operating activities totaled $484 million.

“We continued to make progress in the second quarter, executing on our plan to grow market share by delivering better products, service and value to our customers,” said Tom Rutledge, President and CEO of Charter Communications. “Two-thirds of our Internet customers receive speeds of at least 30 Mbps, and we offer over 100 HD channels in nearly all of our markets, with more to come as we go all-digital and introduce new products. Combined with improvements to our selling and customer service operations, we are driving deeper penetration of our services into the home, which we expect will lead to growth in market share, cash flow and return on investment.”

1 Pro forma results reflect certain sales and acquisitions of cable systems in 2011 as if they had occurred as of January 1, 2011.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	June 30, 2013 (a)	June 30, 2012 (a)	Y/Y Change
Footprint
Estimated Video Passings (b)	12,098	12,008	1%
Estimated Internet Passings (b)	11,797	11,703	1%
Estimated Telephone Passings (b)	11,132	10,925	2%

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	33.7%	35.6%	-1.9 ppts
Internet Penetration of Estimated Internet Passings (c)	35.1%	32.8%	2.3 ppts
Telephone Penetration of Estimated Telephone Passings (c)	19.2%	17.6%	1.6 ppts

Residential
Residential Customer Relationships (d)	5,096	4,996	2%
Residential Non-Video Customers	1,179	898	31%
% Non-Video	23.1%	18.0%	5.1 ppts

Customers
Video (e)	3,917	4,098	-4%
Internet (f)	3,924	3,662	7%
Telephone (g)	2,019	1,828	10%
Residential PSUs (h)	9,860	9,588	3%
Residential PSU / Customer Relationships (d)(h)	1.93	1.92

Quarterly Net Additions/(Losses) (i)
Video (e)	(48)	(66)	27%
Internet (f)	40	29	38%
Telephone (g)	46	6	667%
Residential PSUs (h)	38	(31)	223%

Single Play Penetration (j)	37.8%	37.0%	0.8 ppts
Double Play Penetration (k)	30.9%	34.2%	-3.3 ppts
Triple Play Penetration (l)	31.3%	28.8%	2.5 ppts
Digital Penetration (m)	90.7%	84.7%	6.0 ppts

Revenue per Customer Relationship (d)(n)	$108.67	$106.00	3%

Commercial
Commercial Customer Relationships (d)(o)	329	312	5%

Customers
Video (e)(o)	156	171	-9%
Internet (f)	214	177	21%
Telephone (g)	119	91	31%
Commercial PSUs (h)	489	439	11%

Quarterly Net Additions/(Losses) (i)
Video (e)(o)	(3)	(6)	50%
Internet (f)	12	8	50%
Telephone (g)	7	6	17%
Commercial PSUs (h)	16	8	100%

Footnotes
In thousands, except ARPU and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

Customer trends improved year-over-year across all PSU categories (video, Internet and phone) during the second quarter. Residential customer relationships grew by 5,000, up from a loss of 17,000 in the second quarter of 2012. Commercial customer relationships grew by 6,000 in the second quarter of 2013, compared to a gain of 1,000 in the prior-year period. Residential PSUs increased by 38,000 versus a loss of 31,000 in the year-ago quarter, while commercial PSUs increased 16,000 during the second quarter versus a gain of 8,000 in the year-ago quarter.

The year-over-year improvement in PSU and total customer growth reflects the Company's continued focus on enhancing the value of its core offerings, and improving service levels in order to increase the penetration of its products and to produce higher-quality, longer-term relationships with customers. Charter experienced higher demand for all of its products during the second quarter of 2013, including its triple play offering. Over the last twelve months, triple play penetration grew by 250 basis points, from 28.8% to 31.3%.

During the second quarter, Charter continued to pursue its all-digital initiative, and completed its all-digital network upgrade in Fort Worth, Texas. Charter customers in the Fort Worth region now have access to over 140 HD channels and residential customers have been provided with two-way digital set-tops, offering an interactive programming guide and video on demand. Charter expects to complete its all-digital roll out by year end 2014.

Residential video customers declined by 48,000 in the second quarter of 2013, versus a loss of 66,000 in the year-ago period. Excluding limited basic customer losses of 71,000, video customers grew by 23,000 during the second quarter. Expanded basic customer growth was driven by a more competitive video product, which now includes over 100 HD channels, packaging of advanced services, and the transition to new selling methods.

Charter added 40,000 residential Internet customers in the second quarter of 2013, compared to 29,000 a year ago. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's high speed offering.

During the second quarter, the Company added 46,000 residential telephone customers, versus a gain of 6,000 during the second quarter of 2012. The higher year-over-year telephone customer growth reflects the improved sell-in of triple play service resulting from simplified pricing and packaging.

Second quarter residential revenue per customer relationship totaled $108.67, and grew by 2.5% from $106.00 in the second quarter of 2012, driven by rate adjustments, higher product sell-in and promotional rate step-ups, partially offset by entry-level pricing.

Second Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended June 30,
	2013	2012	% Change
REVENUES:
Video	$984	$911	8.0%
Internet	520	465	11.8%
Telephone	158	217	(27.2)%
Commercial	193	160	20.6%
Advertising sales	73	87	(16.1)%
Other	44	44	—%
Total Revenues	1,972	1,884	4.7%

COSTS AND EXPENSES:
Total operating costs and expenses (excluding depreciation and amortization)	1,280	1,191	7.5%

Adjusted EBITDA	$692	$693	(0.1)%

Adjusted EBITDA margin	35.1%	36.8%

Capital Expenditures	$422	$468
% Total Revenues	21.4%	24.8%

Net loss	$(96)	$(83)
Loss per common share, basic and diluted	$(0.96)	$(0.84)

Net cash flows from operating activities	$484	$469
Free cash flow	$75	$26

Revenue

Second quarter 2013 revenues rose to $1,972 million, 4.7% higher than the year-ago quarter, due to growth in video, Internet and commercial revenues.

Video revenues totaled $984 million in the second quarter, an increase of 8.0% compared to the prior-year period. Video revenue growth was driven by higher expanded basic and digital penetration, annual and promotional rate adjustments, higher advanced services penetration, and revenue allocation from higher bundling, partially offset by a decrease in residential video customers.

Internet revenues grew 11.8% compared to the year-ago quarter to $520 million, driven by an increase of 262,000 Internet customers during the last year and by price adjustments. Telephone revenues totaled $158 million, down 27.2% versus the second quarter of 2012, due to value-based pricing and revenue allocation from higher bundling, partially offset by the addition of 191,000 telephone customers in the last twelve months.

Commercial revenues rose to $193 million, an increase of 20.6% over the prior-year period, and was driven by higher sales to small and medium businesses and carrier customers.

Second quarter advertising sales revenues of $73 million declined 16.1% compared to the year-ago quarter, driven by a decline in political advertising revenue, which saw strength in the second quarter of 2012, given local and national elections, and from a decline in barter and contractual revenue.

Operating Costs and Expenses

Second quarter total operating costs and expenses increased 7.5% compared to the year-ago period, primarily reflecting increases in costs to service customers and programming expense. Costs to service customers increased by $46 million or 14.2% during the second quarter of 2013, as compared to the prior-year period, reflecting higher spending on labor and preventive plant maintenance in order to deliver higher quality products and service levels. Second quarter programming expense increased $27 million, or 5.4% as compared to the second quarter of 2012, reflecting contractual programming increases, partially offset by customer losses.

Adjusted EBITDA

Second quarter adjusted EBITDA of $692 million declined 0.1% compared to the year-ago quarter. Adjusted EBITDA margin declined to 35.1% for the second quarter of 2013 compared to 36.8% in the year-ago quarter.

Net Loss

Net loss totaled $96 million in the second quarter of 2013, compared to $83 million in the year-ago period. Net loss increased primarily due to a greater loss on extinguishment of debt and higher depreciation and amortization, partly offset by a net gain on derivative instruments, lower interest expense, and lower income tax expense. Net loss per common share was $0.96 in the second quarter of 2013 compared to $0.84 during the same period last year. The increase is a result of the 15.7% increase in net loss compared to the prior-year period, offset by a 1.1% increase in weighted average shares outstanding in the last twelve months.

Capital Expenditures

Property, plant and equipment expenditures were $422 million in the second quarter of 2013, compared to $468 million in 2012. The decrease was primarily driven by lower scalable infrastructure spending, given the timing of expenditures in 2013 versus the prior year.

In 2013, capital expenditures are expected to be approximately $1.8 billion, including the impact of the Bresnan acquisition, which closed on July 1, 2013. Charter expects 2013 capital expenditures to be driven by the deployment of additional set-top boxes in new and existing customer homes, growth in Charter's commercial business, and further spend related to plant reliability, back-office support and our organizational realignment. The actual amount of capital expenditures will depend on a number of factors including the growth rates of both residential and commercial businesses, and the pace at which Charter progresses to all-digital transmission.

Cash Flow

During the second quarter of 2013, net cash flows from operating activities totaled $484 million, compared to $469 million in the second quarter of 2012. The increase in net cash flows from operating activities was related to the reclassification of restricted cash into operating cash.

Free cash flow for the second quarter of 2013 was $75 million, compared to $26 million during the same period last year. The increase was primarily due to a decrease in capital expenditures versus the prior-year period.

During the second quarter of 2013, Charter issued $1.0 billion of 5.75% senior unsecured notes due 2024. The proceeds from the issuance of these notes were used to tender or repurchase all of Charter's 7.875% senior notes due 2018. In the second quarter of 2013, Charter also entered into a $1.2 billion term loan F maturing in 2021. The proceeds were used to to repay Charter's existing term loan C due 2016 and term loan D due 2019.

In conjunction with the closing of the Bresnan transaction on July 1, Charter activated the previously committed term loan E facility providing for a $1.5 billion term loan maturing in seven years. Additionally, and as part of a previously announced tender offer, Charter purchased $250 million aggregate principal amount of 8.00% senior notes due 2018 that were originally issued by Bresnan.

Liquidity

Total principal amount of debt was approximately $12.9 billion as of June 30, 2013. At the end of the quarter, Charter held $44 million of cash and cash equivalents, and its credit facilities provided approximately $986 million of additional liquidity.

Conference Call

Charter will host a conference call on Tuesday, August 6, 2013 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 10631562.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on September 6, 2013. The conference ID code for the replay is 10631562.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for three and six months ended June 30, 2013 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, gain on derivative instruments, net and other operating expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

Management and the Company's board of directors use adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $47 million and $41 million for the three months ended June 30, 2013 and 2012, respectively, and $98 million and $82 million for the six months ended June 30, 2013 and 2012, respectively.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Anita Lamont	Stefan Anninger
314-543-2215	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning," "designed," "create" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the development and deployment of new products and technologies;

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
REVENUES:
Video	$984	$911	8.0%	$1,940	$1,806	7.4%
Internet	520	465	11.8%	1,021	917	11.3%
Telephone	158	217	(27.2)%	329	434	(24.2)%
Commercial	193	160	20.6%	376	313	20.1%
Advertising sales	73	87	(16.1)%	133	153	(13.1)%
Other	44	44	—%	90	88	2.3%
Total Revenues	1,972	1,884	4.7%	3,889	3,711	4.8%

COSTS AND EXPENSES:
Programming	523	496	5.4%	1,038	987	5.2%
Franchises, regulatory and connectivity	93	93	—%	185	185	—%
Costs to service customers	369	323	14.2%	732	650	12.6%
Marketing	116	107	8.4%	224	219	2.3%
Other	179	172	4.1%	348	325	7.1%
Total operating costs and expenses (excluding depreciation and amortization)	1,280	1,191	7.5%	2,527	2,366	6.8%

Adjusted EBITDA	692	693	(0.1)%	1,362	1,345	1.3%

Adjusted EBITDA margin	35.1%	36.8%		35.0%	36.2%

Depreciation and amortization	436	415		861	823
Stock compensation expense	15	13		26	24
Other operating (income) expenses, net	5	(4)		16	(1)

Income from operations	236	269		459	499

OTHER INCOME (EXPENSES):
Interest expense, net	(211)	(225)		(421)	(462)
Loss on extinguishment of debt	(81)	(59)		(123)	(74)
Gain on derivative instruments, net	20	—		17	—
Other expense, net	(2)	—		(3)	(1)
	(274)	(284)		(530)	(537)

Loss before income taxes	(38)	(15)		(71)	(38)

Income tax expense	(58)	(68)		(67)	(139)

Net loss	$(96)	$(83)		$(138)	$(177)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.96)	$(0.84)		$(1.37)	$(1.78)

Weighted average common shares outstanding, basic and diluted	100,600,678	99,496,755		100,464,808	99,464,858

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Second Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44	$7
Restricted cash and cash equivalents	—	27
Accounts receivable, net	223	234
Prepaid expenses and other current assets	66	62
Total current assets	333	330

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	7,313	7,206
Franchises	5,287	5,287
Customer relationships, net	1,294	1,424
Goodwill	953	953
Total investment in cable properties, net	14,847	14,870

OTHER NONCURRENT ASSETS	409	396

Total assets	$15,589	$15,596

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,280	$1,224
Total current liabilities	1,280	1,224

LONG-TERM DEBT	12,812	12,808
DEFERRED INCOME TAXES	1,374	1,321
OTHER LONG-TERM LIABILITIES	62	94

SHAREHOLDERS’ EQUITY	61	149

Total liabilities and shareholders’ equity	$15,589	$15,596

Addendum to Charter Communications, Inc. Second Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(96)	$(83)	$(138)	$(177)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	436	415	861	823
Stock compensation expense	15	13	26	24
Noncash interest expense	10	10	23	24
Loss on extinguishment of debt	81	59	123	74
Gain on derivative instruments, net	(20)	—	(17)	—
Deferred income taxes	54	66	56	136
Other, net	26	(13)	27	(13)
Changes in operating assets and liabilities:
Accounts receivable	(15)	(24)	11	16
Prepaid expenses and other assets	10	(3)	(6)	(11)
Accounts payable, accrued liabilities and other	(17)	29	59	27
Net cash flows from operating activities	484	469	1,025	923

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(422)	(468)	(834)	(808)
Change in accrued expenses related to capital expenditures	13	25	2	13
Other, net	(5)	23	(14)	10
Net cash flows from investing activities	(414)	(420)	(846)	(785)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,395	1,348	4,710	2,817
Repayments of long-term debt	(3,470)	(1,380)	(4,825)	(2,919)
Payments for debt issuance costs	(20)	(14)	(32)	(24)
Purchase of treasury stock	(5)	(1)	(10)	(4)
Other, net	9	(1)	15	(5)
Net cash flows from financing activities	(91)	(48)	(142)	(135)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(21)	1	37	3
CASH AND CASH EQUIVALENTS, beginning of period	65	4	7	2
CASH AND CASH EQUIVALENTS, end of period	$44	$5	$44	$5

CASH PAID FOR INTEREST	$250	$232	$370	$448

Addendum to Charter Communications, Inc. Second Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except ARPU and penetration data)

	Approximate as of
	June 30, 2013 (a)	March 31, 2013 (a)	December 31, 2012 (a)	June 30, 2012 (a)
Footprint
Estimated Video Passings (b)	12,098	12,090	12,074	12,008
Estimated Internet Passings (b)	11,797	11,789	11,772	11,703
Estimated Telephone Passings (b)	11,132	11,124	11,103	10,925

Penetration Statistics
Video Penetration of Estimated Video Passings (c)	33.7%	34.1%	34.4%	35.6%
Internet Penetration of Estimated Internet Passings (c)	35.1%	34.7%	33.8%	32.8%
Telephone Penetration of Estimated Telephone Passings (c)	19.2%	18.7%	18.2%	17.6%

Residential
Residential Customer Relationships (d)	5,096	5,091	5,035	4,996
Residential Non-Video Customers	1,179	1,126	1,046	898
% Non-Video	23.1%	22.1%	20.8%	18.0%

Customers
Video (e)	3,917	3,965	3,989	4,098
Internet (f)	3,924	3,884	3,785	3,662
Telephone (g)	2,019	1,973	1,914	1,828
Residential PSUs (h)	9,860	9,822	9,688	9,588
Residential PSU / Customer Relationships (d)(h)	1.93	1.93	1.92	1.92

Quarterly Net Additions/(Losses) (i)
Video (e)	(48)	(24)	(36)	(66)
Internet (f)	40	99	54	29
Telephone (g)	46	59	34	6
Residential PSUs (h)	38	134	52	(31)

Single Play Penetration (j)	37.8%	37.7%	37.6%	37.0%
Double Play Penetration (k)	30.9%	31.7%	32.5%	34.2%
Triple Play Penetration (l)	31.3%	30.5%	29.9%	28.8%
Digital Penetration (m)	90.7%	88.7%	86.9%	84.7%

Revenue per Customer Relationship (d)(n)	$108.67	$107.25	$105.78	$106.00

Commercial
Commercial Customer Relationships (d)(o)	329	323	325	312

Customers
Video (e)(o)	156	159	169	171
Internet (f)	214	202	193	177
Telephone (g)	119	112	105	91
Commercial PSUs (h)	489	473	467	439

Quarterly Net Additions/(Losses) (i)
Video (e)(o)	(3)	(10)	(3)	(6)
Internet (f)	12	9	7	8
Telephone (g)	7	7	6	6
Commercial PSUs (h)	16	6	10	8

See footnotes to unaudited summary of operating statistics on page 5 of this addendum.

Addendum to Charter Communications, Inc. Second Quarter 2013 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at June 30, 2013, March 31, 2013, December 31, 2012, and June 30, 2012, customers include approximately 9,600, 12,000, 18,400, and 17,000 customers, respectively, whose accounts were over 60 days past due in payment, approximately 900, 2,400, 2,600, and 2,900 customers, respectively, whose accounts were over 90 days past due in payment and approximately 700, 1,300, 1,700, and 1,300 customers, respectively, whose accounts were over 120 days past due in payment.

(b)
"Passings” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)	"Penetration" represents residential and commercial customers as a percentage of estimated passings for the service indicated.

(d)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and phone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA). Commercial customer relationships includes video customers in commercial structures, which are calculated on an EBU basis (see footnote (o)) and non-video commercial customer relationships.

(e)	"Video Customers” represent those customers who subscribe to our video services.

(f)	"Internet Customers" represent those customers who subscribe to our Internet services.

(g)	"Telephone Customers" represent those customers who subscribe to our telephone services.

(h)	"Primary Service Units" or "PSUs" represent the total of video, Internet and telephone customers.

(i)	"Quarterly Net Additions/(Losses)" represent the net gain or loss in the respective quarter for the service indicated.

(j)	"Single Play Penetration" represents residential customers receiving only one of Charter service offerings, including video, Internet or phone, as a % of residential customer relationships.

(k)	"Double Play Penetration" represents residential customers receiving only two of Charter service offerings, including video, Internet and/or phone, as a % of residential customer relationships.

(l)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and phone, as a % of residential customer relationships.

(m)	"Digital Penetration" represents the number of residential digital video customers as a percentage of residential video customers.

(n)
"Revenue per Customer Relationship" is calculated as total residential video, Internet and phone quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(o)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers. For example, commercial video customers decreased by 10,000 during the six months ended June 30, 2013 due to published video rate increases.

Addendum to Charter Communications, Inc. Second Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net loss	$(96)	$(83)	$(138)	$(177)
Plus: Interest expense, net	211	225	421	462
Income tax expense	58	68	67	139
Depreciation and amortization	436	415	861	823
Stock compensation expense	15	13	26	24
Loss on extinguishment of debt	81	59	123	74
Gain on derivative instruments, net	(20)	—	(17)	—
Other, net	7	(4)	19	—

Adjusted EBITDA (a)	692	693	1,362	1,345
Less: Purchases of property, plant and equipment	(422)	(468)	(834)	(808)

Adjusted EBITDA less capital expenditures	$270	$225	$528	$537

Net cash flows from operating activities	$484	$469	$1,025	$923
Less: Purchases of property, plant and equipment	(422)	(468)	(834)	(808)
Change in accrued expenses related to capital expenditures	13	25	2	13

Free cash flow	$75	$26	$193	$128

(a) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Second Quarter 2013 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Customer premise equipment (a)	$192	$201	$425	$373
Scalable infrastructure (b)	78	146	132	234
Line extensions (c)	62	44	108	74
Upgrade/Rebuild (d)	48	50	87	84
Support capital (e)	42	27	82	43

Total capital expenditures (f)	$422	$468	$834	$808

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures includes $85 million and $61 million for the three months ended June 30, 2013 and 2012, respectively, and $147 million and $99 million for the six months ended June 30, 2013 and 2012, respectively, of capital expenditures related to commercial services.

Addendum to Charter Communications, Inc. Second Quarter 2013 Earnings Release